Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161

John W. Flora Joins Board of Directors Of

Shenandoah Telecommunications Company

EDINBURG, VA, (May 6, 2008) - Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announced today that John W. Flora was elected to a three-year term on Shentel’s Board of Directors at the Company’s Annual Shareholders Meeting. Also at the meeting, Douglas C. Arthur and Tracy Fitzsimmons were re-elected for three-year terms.

Since 1988, Mr. Flora has been an attorney-at-law, and currently is a senior partner with Lenhart Obenshain PC in Harrisonburg, Virginia. Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a Fortune 500 company to representing private companies and their owners from business formation through succession. Mr. Flora fills the vacancy created by the request of William A. Truban, Jr. to not be re-nominated.

“With his experience working with a Fortune 500 company, John will greatly increase the range and depth of experience of our Board members,” said Christopher E. French, Shentel President. “We welcome him to the Board and look forward to working with him for the continued success of the organization. We also want to thank Bill Truban for his contributions to the Board and our Company for his three years of service.”

There were approximately 18.1 million shares represented at the meeting out of a total of 23.5 million shares outstanding.

At the Annual Meeting, Christopher French, President of Shentel, reviewed the highlights of the past year and various factors impacting the Company’s stock price. Adele Skolits, Chief Financial Officer reviewed the previously announced financial results for 2007 and the first quarter of 2008. Earle MacKenzie, Executive Vice President, gave an overview of the Company’s operating performance for 2007, and its current growth initiatives. These presentations are available on the Company’s website at www.shentel.com.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.